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                                                                   EXHIBIT 20.1

CONTACT:
        Tom Steinbauer
        Senior Vice President, Chief Financial Officer
        Ameristar Casinos
        702-567-7037

                AMERISTAR CASINOS OBTAINS REQUIRED CONSENTS FROM
              NOTEHOLDERS IN CONNECTION WITH CONSENT SOLICITATION

Las Vegas, Nev., Dec. 5, 2000 - Ameristar Casinos, Inc. announced today that it has received the required consents to certain proposed amendments to the indenture governing its 10-1/2 percent Senior Subordinated Notes due 2004, Series B (the "Notes"). The deadline for the delivery of consents was midnight, New York City time, on Monday, Dec. 4, 2000. To date, noteholders have tendered $99,870,000 aggregate principal amount of the Notes (or approximately 99.9 percent of the total issued and outstanding amount).

        Ameristar Casinos anticipates that the supplemental indenture containing the amendments will be executed imminently. The amendments will not become operative until validly tendered Notes are accepted for payment pursuant to the terms of the tender offer, which is expected to occur concurrently with the closing of Ameristar Casinos' acquisition, through its subsidiaries, of Kansas City, Missouri and St. Charles, Missouri gaming and entertainment facilities from subsidiaries of Station Casinos, Inc. The tender offer and consent solicitation, including Ameristar Casinos' obligation to accept the Notes for payment, are subject to the terms and conditions set forth in the

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AMERISTAR RECEIVES CONSENTS
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Offer to Purchase and Consent Solicitation Statement dated Nov. 20, 2000. The tender offer will expire at midnight, New York City time, on Monday, Dec. 18, 2000, unless terminated or extended by Ameristar Casinos.

     Ameristar Casinos announced the tender offer and consent solicitation on Nov. 20, 2000. The tender offer and consent solicitation relate to Ameristar Casinos' acquisition, through its subsidiaries, of gaming and entertainment facilities in Kansas City, Missouri and St. Charles, Missouri from subsidiaries of Station Casinos, Inc. These acquisition transactions are subject to a number of conditions, including gaming and other regulatory approvals.

     This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to the Notes. The tender offer and consent solicitation are being made solely by, and remain subject to, the Offer to Purchase and Consent Solicitation Statement dated Nov. 20, 2000.

     This press release contains certain forward-looking statements. These forward-looking statements generally can be identified by the context of the statement or the use of words such as Ameristar Casinos or its management "believes," "anticipates," "intends," "expects," "plans," or words of similar meaning. Similarly, statements that describe Ameristar Casinos' future plans, objectives, strategies or goals are forward-looking statements. Although management believes that the assumptions underlying the forward-looking statements are reasonable, these assumptions and the forward-looking statements are subject to various factors, risks and uncertainties, many of which

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AMERISTAR RECEIVES CONSENTS
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are beyond the control of Ameristar Casinos, including but not limited to, uncertainties concerning the execution of a supplemental indenture, the consummation of the tender offer and the consummation of the acquisition transactions. Accordingly, actual results could differ from those contemplated by the forward-looking statements contained in this press release. Attention is directed to "Item 1. Business -- Risk Factors" in the Annual Report on Form 10-K of Ameristar Casinos, Inc. for the fiscal year ended Dec. 31, 1999 and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources" in the Quarterly Report on Form 10-Q of Ameristar Casinos, Inc. for the fiscal quarter ended Sept. 30, 2000 for a discussion of some of the factors, risks and uncertainties that could affect Ameristar Casinos' future results.

        Ameristar Casinos, Inc., a publicly traded company (NASDAQ ticker symbol: ASCA) with a strong background in the gaming and hospitality industry dating back to 1954, owns and operates Cactus Pete's Resort Casino and The Horseshu Hotel & Casino in Jackpot, Nev., Ameristar Casino Hotel Vicksburg in Vicksburg, Miss., Ameristar Casino Hotel Council Bluffs in Council Bluffs, Iowa, and The Reserve Hotel Casino in Henderson, Nev. in metropolitan Las Vegas.

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         Visit Ameristar Casinos' Web site at www.ameristarcasinos.com
       (which shall not be deemed to be incorporated in or a part of this press release)